Exhibit 99.2
Article in the Pittsburgh Tribune Review dated August 30, 2006
Brazilian steelmaker assures unions it will keep, create jobs
By C.M. Mortimer
TRIBUNE-REVIEW
Wednesday, August 30, 2006
A top executive of Companhia Siderurgica Nacional said Tuesday the company has assured the United Steelworkers union that its plans to merge with Wheeling-Pittsburgh Corp. will likely create jobs, not take them away.
However, the third-largest Brazilian steelmaker said that if the merger collapses, it has a backup plan to build a hot strip mill in Kentucky to realize its goal of gaining a larger presence in the United States.
“Since January, we’ve been assuring them (steelworkers union) we’re not laying off anybody. We need more people for the expansion,” said Marcos Lutz, managing director of infrastructure and energy for Companhia Sidurgica Nacional. Lutz is also the chief executive responsible for negotiations with Wheeling-Pittsburgh.
Wheeling-Pittsburgh Steel Corp. also has a Plan B if the merger fails, but CEO James G. Bradley declined to divulge details yesterday.
Lutz and Bradley shared observations yesterday during an interview at the Renaissance Hotel, Downtown. Both were in town following Monday sessions with the United Steelworkers.
Last month, Esmark Inc., a Chicago-based group of steel service companies, announced a $1.1 billion hostile takeover bid for Wheeling-Pittsburgh Corp., parent of troubled Wheeling-Pittsburgh Steel, the company’s primary operating subsidiary.
The United Steelworkers union filed a grievance last week to block the Brazilian company’s merger plans, contending the move breaches their contract.
“We want to study both proposals. To be honest, both proposals are impressive. But we want what is best for our membership,” said Santo Santoro, a United Steelworkers representative who represents union locals in Ohio and parts of northern West Virginia.
“Neither (proposal) has plans to cut union jobs, but we also don’t want someone to grab us and spin us off...and chop us up.”
Wheeling-Pittsburgh, which employs about 3,100 workers at plants in West Virginia, Ohio and at a cold-rolled sheet steel plant in Allenport, Washington County, has a tentative agreement to merge with Companhia Sidurgica Nacional.
The proposed alliance would see the Brazilian firm put up a Terre Haute, Ind., finishing mill and $225 million, convertible within three years to a new common stock in a combined Wheeling-Pittsburgh Steel. A holding company would be formed to run the firm.
Also, a 10-year steel slab supply agreement would be sealed with the Brazilian steelmaker, along with commitments to increase capacity of the hot-strip mill in Mingo Junction, near Steubenville, Ohio. A galvanizing line would be added at Terre Haute.

Bradley said Esmark Inc. is a “good steel processing company,” but its proposal lacks a strategic vision.
“They have no slab capability, and their products don’t fit with ours. They don’t bring production capability. We’re a steelmaker with different issues,” Bradley said.
Wheeling-Pittsburgh Corp. hopes to have shareholders vote on the plan at the company’s annual meeting on Nov. 17 in Pittsburgh.